NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 10, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 28, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Companhia Paranaense de Energia - COPEL American Depositary Shares (each representing one Preferred Class B Share) became effective on April 28, 2021. Every Five (5) American Depositary Shares (each representing one Preferred Class B Share) was exchanged for One (1) new American Depositary Share (each representing one Unit consisting one Common Share and four Preferred Class B Shares). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 28, 2021.